UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2015

Resource Real Estate Opportunity REIT II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55430	80-0854717

(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA, 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Boulder Property Purchase Agreement

On December 1, 2015, Resource Real Estate Opportunity REIT II, Inc. (the “Company”), through its operating partnership, entered into an agreement to purchase a multifamily community located in Boulder, Colorado (the “Boulder Property”) from an unaffiliated seller, TRM – Meredith Park Corp. The Boulder Property is a multifamily community with 216 units located on an approximately 24-acre site with amenities, including but not limited to a swimming pool and a business center. The contract purchase price for the Boulder Property is approximately $65.2 million, excluding closing costs.

Pursuant to the agreement, the Company is obligated to make an earnest money deposit of $2.5 million. The Company will be obligated to purchase the Boulder Property only after satisfaction of agreed upon closing conditions. The Company intends to fund the purchase of the Boulder Property with proceeds from its ongoing initial public offering. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, the Company may forfeit up to $2.5 million of earnest money.

Naperville Property Purchase Agreement

On December 1, 2015, the Company through its operating partnership, entered into an agreement to purchase a multifamily community located in Naperville, Illinois (the “Naperville Property”) from an unaffiliated seller, HART Grand Reserve, LLC. The Naperville Property is a multifamily community with 319 units located on an approximately 19-acre site with amenities, including but not limited to a swimming pool and a fitness center. The contract purchase price for the Naperville Property is approximately $66.7 million, excluding closing costs.

Pursuant to the agreement, the Company is obligated to make an earnest money deposit of up to $2.5 million. The Company will be obligated to purchase the Naperville Property only after satisfaction of agreed upon closing conditions. The Company intends to fund the purchase of the Naperville Property with proceeds from its ongoing initial public offering. There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, the Company may forfeit up to $2.5 million of earnest money.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

Dated: December 7, 2015	By:	/s/Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)